EXHIBIT 99.1

Contacts:                      LaDuane Clifton, The LGL Group, Inc.:                                                                (407) 298-2000
       Email: lclifton@lglgroup.com

                                       Victor Emmanuel, VJE Consultants:                                                                      (914) 305-5198

LGL Prices Offering of $6.1 Million of Common Stock

ORLANDO, FL, February 1, 2011 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) today announced the pricing of a public offering of 304,348 shares of its common stock at $20.00 per share. The offering is expected to close on Friday, February 4, 2011, subject to customary closing conditions.    The Company expects to receive net proceeds of approximately $5.6 million from the sale of the common stock, which will be used for general corporate purposes, including working capital and potential technology or company acquisitions.

The sole underwriter for the offering is ThinkEquity LLC.

The Company also has granted a 45-day option to the underwriter to purchase up to an additional 45,652 shares to cover over-allotments, if any.

The offering is being made pursuant to a shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2010, as amended, which became effective on November 4, 2010 (Registration No. 333-169540).  The offering will be made by a prospectus supplement, which is being filed with the SEC, and the related prospectus.

Copies of the prospectus supplement and the related prospectus may be obtained, when available, from the SEC’s website, www.sec.gov, or from ThinkEquity LLC by e-mail to prospectus@thinkequity.com, or by mail to ThinkEquity LLC, to 600 Montgomery Street, 3rd Floor, San Francisco, California 94111.

This press release does not constitute an offer to sell or solicitation of an offer to buy any securities.  Any such offer may be made only pursuant to the company’s final prospectus and prospectus supplement for the offering and only in states in which the offering is registered or exempt from registration and by broker-dealers authorized to do so.  The securities to be offered involve a high degree of risk.

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About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries, as well as in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.